Exhibit 23

Consent of Independent Registered Public Accounting Firm

To the supervisory board and Shareholders of Norit N.V.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-162021) and Form S-8 (No. 333-19099, No. 333-19103, No. 333-134133, No. 333-158991, No. 333-161253, No. 333-177176, and No. 333-181391) of Cabot Corporation of our report dated February 17, 2012, with respect to the carve out combined and consolidated balance sheets of Norit N.V.’s Activated Carbon Business, as defined in Note 1 to the carve out combined and consolidated financial statements, as of December 31, 2011 and 2010, and the related carve out combined and consolidated statements of operations, invested equity, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011, which report appears in the Form 8-K of Cabot Corporation dated July 2, 2012.

/s/ KPMG Accountants N.V.

Amstelveen, The Netherlands

July 2, 2012